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                                                                   Exhibit 5.1
                                     Form of
                 [PIPER MARBURY RUDNICK & WOLFE LLP LETTERHEAD]



                               _____________, 2000


Sedona Corporation
649 North Lewis Road
Suite 220
Limerick, PA  19468

Gentlemen:

         We are acting as counsel to Sedona Corporation, a Pennsylvania corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of up to $50,000,000 aggregate amount of (i) shares of common stock, par value $0.001 per share (the "Common Stock"), (ii) shares of Class A preferred stock, in one or more series, as may be designated by the Board of Directors of the Company (the "Preferred Stock"), (iii) debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") and (iv) warrants (the "Warrants") to purchase Common Stock and Preferred Stock (collectively, the "Securities").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

         Based on the foregoing, we are of the opinion that:

                  (i) when (a) the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to approve the issuance and sale of any shares of Common Stock or of any series of Preferred Stock, and (b) such shares have been issued and sold as contemplated in the Registration Statement, the shares of Common Stock and Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable, and any shares of Common Stock issued upon conversion of any such Preferred Stock in accordance with the terms of such Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

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                  (ii) when (a) the terms of any Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, and (b) the Debt Securities have been duly executed and authenticated in accordance with such indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and to general equitable principles, and any shares of Common Stock issued upon conversion of any such Debt Securities in accordance with the terms of such indenture will be duly authorized, validly issued, fully paid and nonassessable.

                  (iii) when (a) the terms of any Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, and (b) such Warrants have been duly executed and authenticated in accordance with the applicable warrant agreement and issued and sold as contemplated in the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and to general equitable principles, and any shares of Common Stock issued upon exercise of any such Warrants in accordance with the terms of the applicable Warrant Agreement will be duly authorized, validly issued, fully paid and nonassessable.

         The foregoing opinions are subject to, and qualified by, the following additional conditions:

                  (a) with respect to the Common Stock, the due authorization for issuance of such number of shares of Common Stock that are offered and sold (or the reservation of such shares as may become issuable upon the conversion or exercise of any Preferred Stock, Debt Securities or Warrants);

                  (b) with respect to the Preferred Stock, the due designation of an applicable series within that class and the due authorization for issuance of such number of shares of Preferred Stock within the series that are offered and sold (or the reservation of such shares as may become issuable upon the conversion or exercise of any Preferred Stock or Warrants);

                  (c) with respect to the Debt Securities, the due authorization, execution and delivery by the Company, and by each counterparty thereto, of each applicable indenture evidencing any of

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         the Debt Securities and payment therefore in accordance with the terms of such authorization, and the due qualification of each applicable indenture under the Trust Indenture Act of 1939, as amended;

                  (d) with respect to the Warrants, the due authorization, execution and delivery by the Company, and by each counterparty thereto, of each applicable warrant agreement evidencing any of the Warrants and payment therefore in accordance with the terms of such authorization; and

                  (e) with respect to the Preferred Stock and the Common Stock, such Preferred Stock and Common Stock has been paid for in accordance with applicable resolutions of the Board of Directors and the consideration is legal and sufficient under the Business Corporation Law of the Commonwealth of Pennsylvania.

         We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,